Exhibit 99.1

BARRY'S JEWELERS, INC.
111 WEST LEMON AVENUE
MONROVIA, CA 91016

CONTACT:
E. Peter Healey
Executive Vice President and
Chief Financial Officer
(626) 303-4741

                              FOR IMMEDIATE RELEASE

                 BARRY'S JEWELERS, INC. ANNOUNCES REACHING TERMS
                     FOR A CONSENSUAL PLAN OF REORGANIZATION

MONROVIA, CALIFORNIA - APRIL 16, 1998 - Barry's Jewelers today announced that it has reached agreement with key constituents in its Chapter 11 proceeding regarding the terms of a consensual plan of reorganization. Under the terms of the plan agreement, the Bank Group, the Official Unsecured Creditor's Committee,

the Official Bondholder's Committee, the Unofficial Equity Committee and Barry's

generally have agreed to the following treatment of creditors and shareholders.


         1.        The Pre-Petition Bank Group will be paid in full.

         2.       General Unsecured Creditors will be paid the lesser of 15

                  cents on the dollar or $2.55 million (to be distributed on a pro rata basis). Claims of General Unsecured Creditors are currently estimated to be approximately $15 million to $17 million.

         3.       The Pre-Petition Bondholders have agreed to convert their

                  pre-petition claim of approximately $58 million into equity of reorganized Barry's. In addition, they will ultimately be

                  entitled to participate, pro rata, in an infusion of $15

                  million in new equity capital. DDJ Capital, Mitchell Hutchins,

                  and/or funds managed by them (which collectively hold

                  approximately 50% of Pre-Petition Bondholders Claims) agreed


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                  in principle to contribute to Barry's an amount equal to the above mentioned $15 million minus any amount contributed by other Bondholders.

         4.       Existing equity will be entitled to receive its pro-rata share of warrants to purchase up to 5% of the stock of reorganized

                  Barry's.


Other provisions of the agreement include that the management team for reorganized Barry's will be headed by Randy McCullough as Chief Executive

Officer and by Peter Healey as Chief Financial Officer, subject to the execution of definitive employment agreements. The Board of reorganized Barry's shall be a seven member board to be appointed as follows: One member to be nominated by the

Bondholder Committee, two members to be nominated by DDJ Capital, two members to be nominated by Mitchell Hutchins, and, subject to the execution of definitive employment agreements, Messrs. McCullough and Healey. The parties also agreed that Barry's may relocate its headquarters office space to Austin, Texas and to support the continued use of cash collateral until the earlier of the effective date of the plan or August 31, 1998, subject to a budget. Moreover, the agreement provides for the resolution of various litigation matters on or before the effective date of the plan. Most of the foregoing is subject to certain conditions, including bankruptcy court approval of the Barry's plan.


In announcing the agreement to the Court, Barry's informed Judge Vincent Zurzolo that it expected to have its plan and disclosure statement on file by April 30,

1998. The hearing date for approval of the adequacy of the disclosure statement has been set for June 3, 1998 at 2:30 p.m.


Commenting on the announced plan, Mr. Healey observed, " I am quite excited about reaching this agreement among all the parties. This represents strong support on the part of all of our Pre-Petition Creditors in reorganizing this company. Most importantly the $15 million equity infusion, combined with the conversion to equity by the Pre-Petition Bondholders will allow Barry's to emerge as one of the better capitalized companies in the retail jewelry industry. With this balance sheet we should demonstrate the financial wherewithal to meet our obligations. More importantly, we will be well positioned to take advantage of any strategic growth opportunities. Although


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there is much work ahead of us to effect this plan of reorganization and to relocate the headquarter operations, we expect to emerge from bankruptcy well before the Christmas/Hanukah season."


Randy McCullough, Barry's recently promoted Chief Executive Officer, thanked the

Trade, " for its support and for allowing us time to reorganize this company as a mainstream jeweler." He added "our current board has given us the support to reposition the company for which we are also very grateful. In the course of the last year, we have assembled one of the finest management teams in retail. These people have extensive experience within the jewelry industry, and they have effectively positioned Barry's as a pacesetter among retail jewelers. We have established Barry's as a competitive jeweler by upgrading our merchandise assortment to appeal to the mainstream mall jewelry buyer. We have also marketed effectively to this same customer by combining the most attractive catalogs in the industry with intelligent advertising and outstanding offers of value."


Commenting on the future of the company, Mr. McCullough continued, "I feel confident that with the support of the new shareholders, we will continue to build on our recent successes. Going forward we will be concentrating our efforts on four key areas:

      1.  Our primary focus will be on providing unparalleled customer service.

          It starts with building the most skillful front line customer service team and then empowering them to make customer-driven decisions.

      2.  We are also improving our store's physical appeal to capture a larger share of mall traffic. The most dramatic change will be our new store design. Designed with our customers' expectations in mind, this will be a refreshingly new look for a jewelry store - One that's open,

          inviting, and extremely efficient in its layout.

      3.  Our third focus is on consolidating trade names. Our objective is to consolidate all of our stores under the Samuels Jewelers name over the next 2-3 years. This will enable greater leverage with brand awareness


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          and loyalty, and eliminate the expense associated with maintaining our current 5 trade names. Samuels is a well-respected name, with a fine jewelry tradition of over 100 years.

      4.  We are also introducing new information systems and technology that will enable us to manage our business more efficiently."


Barry's Jewelers, Inc. operates 118 retail jewelry stores in 17 states throughout the country including Hatfield Jewelers, Schubach Jewelers, Samuels

Jewelers, A. Hirsh & Son and Mission Jewelers.






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